Exhibit N

Consent of Independent Auditors

The Board of Directors

GE Life and Annuity Assurance Company

    and

Policy Owners

GE Life & Annuity Separate Account II:

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report on the consolidated financial statements of GE Life and Annuity Assurance Company and subsidiary dated February 7, 2003 contains explanatory paragraphs that state that the Company changed its method of accounting for goodwill and other intangible assets in 2002 and derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Richmond, Virginia

April 15, 2003